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                                                           For Immediate Release



INVESTOR RELATIONS CONTACT:                                   COMPANY CONTACT:
   Neil Berkman or Melanie Beeler                             Owen Farren
   Neil Berkman Associates                                    President & CEO
   (310) 277-5162                                             (856) 727-1500
   info@BerkmanAssociates.com                                 www.slpdq.com
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                  SL INDUSTRIES ANNOUNCES FURTHER RESTRUCTURING


        MT. LAUREL, NEW JERSEY, July 19, 2001 . . . SL INDUSTRIES, INC. (NYSE & PHLX:SL) today announced that its Board of Directors recently approved a series of business restructuring actions in its power electronics group as a result of the prolonged downturn in the telecommunications industry. These actions include adjusting manufacturing capacity and reducing personnel.

        The first of these actions involves a personnel reduction of 175 employees at the Company's Condor D.C. Power Supplies subsidiary, representing 27% of Condor's workforce. The reduction is in addition to the reduction of approximately 400 employees announced in April. Pre-tax charges of $700,000 associated with severance costs for this most recent reduction will be recorded in the third quarter ending September 30. The Company expects to realize annualized pre-tax savings of approximately $6,000,000 as a result of the personnel reductions effected this year. Initial savings from the latest reductions will begin during the third quarter ending September 30.

        Actions to adjust manufacturing capacity and dispose of underperforming assets are also being undertaken. In this regard, the Company expects to incur pre-tax charges of approximately $3,200,000, associated with accrued operating losses of discontinued operations and anticipated asset impairment charges relating to such discontinued operations. These charges will be recorded in the second quarter ended June 30.

        In addition, the Company will take pre-tax charges of approximately $2,900,000 to write down excess inventory acquired or produced for customers in the telecommunications market. The write down is the result of an internal review of anticipated inventory usage in light of program cancellations, delivery postponements, and slow order activity in the telecommunications market. These inventory charges will be recorded in the second quarter ended June 30.

        Owen Farren, President and Chief Executive Officer, stated, "SL Industries invested to meet the anticipated demand for telecommunications and data communications products throughout the world. The Condor business unit developed a manufacturing platform with sufficient capacity to accommodate robust growth at low incremental costs. Unfortunately, not only has the projected growth not materialized, but it appears the market will remain depressed for a prolonged period of time. While we deeply regret the impact of the personnel reductions on our employees, the Company must take significant measures to adapt its asset and expense structure in the face of these poor conditions."

        Farren added, "As we entered the year, customers in the telecommunications market forecast strong sales growth in 2001, just as a worldwide component shortage was increasing the prices of certain raw materials. In an effort to meet our customers' expectations, SL Industries increased inventory to keep up with rising demand. This inventory write down reflects the effects of the substantial and sudden decline in customer demand throughout the industry.


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SL INDUSTRIES ANNOUNCES FURTHER RESTRUCTURING
July 19, 2001
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        "The severe slowdown in the telecommunications and semiconductor markets continues to have a significant impact on the Company's financial performance. The Company believes that it will have adequate liquidity from operations and through its credit facility to fund operations and working capital requirements through the end of the third quarter. It is considering raising additional funds in the near term through the sale or other disposition of certain of its non-operating assets and is engaged in discussions with its lenders regarding its liquidity position and working capital needs. The Company may seek to obtain additional financing through other sources. There can be no assurance that the Company will be able to obtain funds, sufficient to conduct its operations, on satisfactory terms, in which event its ability to continue operations as presently conducted will be materially adversely affected."

        Farren continued, "The Company's business units continue to perform well in sectors not affected by the telecom and semiconductor market slowdowns. In the power electronics group, Condor and Teal Electronics are engaged in a number of new programs for medical and industrial equipment manufacturers, and RFL Electronics is benefiting from increased capital investment by the utility industry. In the Company's power motion group, both SL Montevideo Technology and Elektro-Metall Export are realizing strong growth in aerospace-related sales. Full results for the second quarter ended June 30 are anticipated to be released the first half of August.

        "Despite the market downturn in the telecommunications and semiconductor industries, SL Industries is continuing its discussions with potential acquirers. Based on interest expressed by certain parties, the Company has directed Credit Suisse First Boston to solicit interest in SL's power electronics group and power motion group separately, while it continues to work with us in pursuing the original process to sell the entire Company. We anticipate that by the end of August interested parties will have completed their due diligence reviews and submitted formal offers for evaluation."

ABOUT SL INDUSTRIES

        SL Industries, Inc. designs, manufactures and markets Power and Data Quality (PDQ) equipment and systems for industrial, medical, aerospace and consumer applications. For more information about SL Industries, Inc. and its products, please visit the Company's web site at www.SLpdq.com.

FORWARD-LOOKING STATEMENTS

        This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical components, excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.


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